Exhibit 10.1
[MKS Logo]

MKS Instruments, Inc.
162(m) Executive Cash Incentive Plan

(as approved by the Board of Directors on February 9, 2015
and by the Shareholders on May 4, 2015)

1. Purpose:
The 162(m) Executive Cash Incentive Plan (the “Plan”) provides executive officers of MKS Instruments, Inc. (“MKS” or the “Company”) with the opportunity to benefit financially for improving MKS overall business performance by the receipt of annual cash incentive payments (“Incentives”). Eligible employees (the “Participants”) are those who work in positions that influence how well MKS performs. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986 (“IRC”), as amended, and the related income tax regulations issued thereunder.

The Plan is intended to encourage Participants to make prudent choices about how operations are conducted. The growth of MKS is dependent upon decision making that constantly focuses on achieving customer satisfaction while maintaining sound fiscal control. While one person alone cannot change the direction of any company, the combined decisions made by the Participants in the Plan play an important part in influencing MKS’ overall business performance. The Plan shall be effective upon its approval by the shareholders of the Company, and although the Compensation Committee of the Board of Directors (the “Committee”) may establish the terms for Target Incentives (defined below) prior to the date of such approval, no awards shall be paid hereunder unless and until the shareholders have approved the Plan.

2. Participation:
Participation for a calendar year (or portion of such calendar year) (“Plan Year”) requires approval by the Committee. Participation in the Plan is reviewed on an annual basis. Past participation in this Plan is not a guarantee of future participation or target levels.

3. Determination of a Participant’s Incentive Amount:
Not later than ninety (90) days after the beginning of each Plan Year, the Committee shall determine the amount of the incentive (the “Target Incentive”) to which each Participant will be entitled if the Company achieves performance goals determined by the Committee based upon one or more of the performance criteria set forth in Exhibit A. The methodology used to calculate each Participant’s Target Incentive for each Plan Year shall be determined by the Committee in its sole discretion, and may be different for different Participants, provided that (i) the amount of each Participant’s Target Incentive shall be based solely upon the Company’s achievement of such performance goals, which shall not be substantially certain of being achieved at the time they are determined and shall not be changed after the end of such ninety-day period except as permitted by IRS Section 162(m), (ii) a third party with knowledge of all relevant facts could calculate the amount of each Participant’s Target Incentive based upon the extent to which the performance goals are met, and (iii) in no event shall any Participant’s Target Incentive for any Plan Year exceed $5,000,000.00.

After the close of each Plan Year, the Committee shall determine and certify the amount of each Participant’s Target Incentive based upon the extent to which the applicable performance goals were met. The Committee shall then, in its discretion, determine the amount of each Participant’s actual Incentive payment, which may be less than but shall not exceed his or her Target Incentive, based upon such criteria as the Committee may in its sole discretion determine. Incentives, if any, shall be paid not later than March 15 of the year following the Plan Year to Participants who are employed on the date of payment.

The Committee shall have the authority to determine the extent to which employees who are employed or promoted after the first day of a Plan Year shall be eligible for an Incentive for such Plan Year, the circumstances under which a Participant whose employment is terminated prior to payment of Incentives may be entitled to all or part of the Incentive to which he or she would otherwise have been entitled, the extent to which Incentives may be subject to recoupment or “clawback”, and such other terms and conditions regarding Incentives as it may determine to be appropriate. The Committee may provide for the terms governing Incentive awards to be set forth in award agreements, containing such terms as the Committee shall deem appropriate.

4. Administration:
The Plan will be administered by the Committee. The Committee shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Committee may construe and interpret the terms of the Plan and any award agreements entered into under the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any award agreement.

If at any time any member of the Committee is not an outside director as defined in IRC Section 162(m), the selection of the performance criteria, the determination of the method by which Target Incentives are calculated based upon the achievement of performance criteria, and the certification of the extent to which the performance criteria have been achieved, shall all be performed by a subcommittee consisting only of members of the Committee who are outside directors, which shall constitute the “Committee” for all purposes of the Plan.

5. Amendment and Termination:
The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment that would require shareholder approval under the rules of NASDAQ may be made effective unless and until the Company’s shareholders approve such amendment. The Plan shall remain in effect until terminated, but no Incentives will be paid after the fifth year following the year in which the Plan is approved by shareholders, until the applicable performance criteria are re-approved by the shareholders.

6. Miscellaneous:

a. No Right to Employment:
In no way does participation in the Plan create a contract or a right of employment.

b. Tax Withholding:
The Company shall have the right to deduct from all payments under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

c. Governing Law:
The provisions of the Plan and all awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

d. Limitations on Liability:
Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

e. Participants are Unsecured Creditors:
Participants and their heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company by virtue of participation in the Plan. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

f. IRC Section 409A:
The Plan and all award agreements are intended to either be exempt from, or to comply with, all provisions of IRC Section 409A and to the maximum extent possible shall be so interpreted and administered. Without limiting the generality of the foregoing, to the extent that any amount that becomes payable to any Participant by reason of such Participant’s separation from service, as defined in the IRC Section 409A, is subject to IRC Section 409A, and that such Participant is a “specified employee” as defined in IRC Section 409A at the time of such separation from service, such amount shall not be paid until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of the Participant’s death. Notwithstanding the foregoing, in no event shall the Company be liable to any Participant for any tax or penalty imposed upon the Participant pursuant to IRC Section 409A or otherwise.

Exhibit A
Company Performance Criteria

The Committee may use the following performance measures in the determination of the Target Incentives for Participants in this Plan:

•	net income,

•	earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization,

•	earnings per share,

•	earnings per share before or after discontinued operations, interest, taxes, depreciation and/or amortization,

•	bookings,

•	bookings growth,

•	revenue,

•	revenue growth,

•	operating profit before or after discontinued operations and/or taxes,

•	operating expenses,

•	gross margin,

•	operating margin,

•	profit margin,

•	cost savings,

•	inventory management,

•	working capital,

•	customer satisfaction,

•	product quality,

•	manufacturing objectives,

•	completion of strategic acquisitions/dispositions,

•	receipt of regulatory approvals,

•	cash position,

•	earnings growth,

•	cash flow or cash position,

•	stock price,

•	market share,

•	return on sales, assets, equity or investment,

•	improvement of financial ratings,

•	achievement of balance sheet, income statement or cash flow objectives, or

•	total shareholder return.

Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

In establishing the performance criteria, the Committee may specify that such performance measures shall be adjusted to exclude any one or more of:

•	extraordinary, non-recurring charges or other events,

•	gains or losses on the dispositions of discontinued operations,

•	other non-standard gains or losses,

•	the cumulative effects of changes in accounting principles,

•	the writedown of any asset,

•	fluctuation in foreign currency exchange rates,

•	amortization of acquired intangible assets,

•	acquisition and divestiture related charges or credits (including the impact of any such acquisition and divestiture),

•	litigation or claim judgments or settlements,

•	gain on sale of assets,

•	excess and obsolete inventory adjustments,

•	tax effects of adjustments,

•	the effect of changes in tax laws or other laws affecting reported results, and

•	charges for restructuring and reorganization programs.

Such performance measures: (i) may vary by Participant and may be different each Plan Year; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, IRC Section 162(m).